Exhibit 77(c)

                Matters submitted to a vote of security holders


A special meeting of shareholders of the ING Growth + Value Fund was held on April 15, 2004, to approve an Agreement and Plan of Reorganization with and into the ING MidCap Opportunities Fund.



                             Shares voted
                              against or              Total Shares
Shares voted for               withheld                  voted
----------------               --------                  -----
 11,894,557.446               406,487.811            12,622,560.603